CONSENT OF INDEPENDENT AUDITORS

     We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 33-63943 of The Global Total Return Fund, Inc. of our report dated February 9, 1995, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.

Deloitte & Touche LLP
New York, New York
January 3, 1996